Exhibit 10.2

EXECUTION COPY

RETENTION AWARD AGREEMENT

This Retention Award Agreement (this “Agreement”) is made as of November 16, 2023 between ARGO GROUP INTERNATIONAL HOLDINGS, LTD. (the “Company”), and Jessica Snyder (“Executive”).

A.            Cash Retention Award

1.            The Company hereby grants a cash award (the “Retention Award”) to Executive having a target value of $700,000 (the “Granted Value”).

2.            Executive shall not be deemed vested in any portion of the Granted Value until it has vested as hereinafter provided (the “Vested Award”). The Granted Value shall become a Vested Award in approximately equal installments on each of March 15, 2024, March 15, 2025 and March 15, 2026 (each, a “Vest Date”), subject to Executive’s continued employment with the Company or a Subsidiary or Affiliate through each applicable Vest Date.

3.            The Vested Award shall be paid by the Company in cash (in the same currency as Executive’s payroll) as promptly as practicable following the applicable Vest Date and in no event later than March 15th of the year following the year in which such vesting occurs. In the event that Executive ceases for any reason (other than as indicated in Section B.1. below) to be an employee of the Company or any Subsidiary or Affiliate prior to an indicated Vest Date, then the portion of the Granted Value which has not theretofore become vested shall automatically be forfeited and returned to the Company.

B.            Additional Retention Award Terms and Conditions

1.            Termination of Employment.

a.            Death and Disability; Termination for Cause. Notwithstanding the vesting provisions set forth in Section A.2. above, in the event that Executive’s termination of employment is due to death or Disability then (x) the Retention Award shall become immediately vested if such termination occurs before the first scheduled Vest Date and (y) any unpaid Granted Value shall become immediately vested if such termination occurs after the first scheduled Vest Date. In addition, for purposes of Section A.2., the employment of Executive shall be deemed to continue during any leave of absence which has been authorized by the Company, unless the Board of Directors of the Company (the “Board”) makes a different or contrary determination. In the event Executive’s employment is terminated for Cause, the outstanding Retention Award shall be immediately forfeited by Executive and cancelled by the Company.

b.            Termination for Any Other Reason. If the Company terminates Executive’s employment without Cause or, if applicable, Executive resigns for Good Reason (as defined in the Executive Severance Plan of the Company, effective as of January 1, 2021, and amended and restated as of April 26, 2022), in each case, prior to November 16, 2025, the portion of the Granted Value which has not theretofore become vested shall vest and shall be settled within seventy (70) days following Executive’s termination of employment. If Executive experiences a termination of employment, other than as set forth in this Section B.1.b., the unvested portion of the Retention Award shall be immediately forfeited by Executive and cancelled by the Company.

2.            Taxes. If the Company shall be required to withhold, collect or account to any tax or other authority for any federal, state, local or foreign income tax, employment tax, social or national insurance, payroll tax, contributions, payment on account obligations or other tax-related amounts (“Taxes”) in connection with the vesting of the Retention Award, it shall be a condition to such vesting that Executive pays or makes provision satisfactory to the Company for payment of all such Taxes. Executive authorizes the Company or its agents, at their discretion, to satisfy the obligations with regard to all Taxes by withholding from any wages or other cash compensation paid to Executive by the Company. The Company shall have the right, without Executive’s prior approval or direction, to satisfy such withholding tax by withholding all or any part of the Granted Value.

Notwithstanding any other provision of this Agreement and regardless of any action the Company takes with respect to any or all Taxes, Executive acknowledges that the ultimate liability for all Taxes is and remains his or her responsibility and may exceed the amount actually withheld by the Company. Executive further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of this Agreement, including the grant or vesting of the Retention Award; and (ii) does not commit to, and is under no obligation to, structure the terms of the grant or any aspect of this Agreement to reduce or eliminate Executive’s liability for Taxes or achieve any particular tax result. Further, if Executive is subject to taxation in more than one jurisdiction between the date of this Agreement and the date of any relevant taxable or tax withholding event, as applicable, Executive acknowledges that the Company (or former employer, as applicable) may be required to withhold or account for Taxes in more than one jurisdiction.

3.            Retention Award Non-transferable. The Retention Award and the rights and privileges pertaining thereto, shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise, except by will or the laws of descent and distribution. Upon any attempt so to transfer, assign, pledge, hypothecate or otherwise dispose of the Retention Award contrary to the provisions hereof, this Agreement and all rights and privileges contained herein shall immediately become null and void and of no further force or effect.

4.            Restrictive Covenants. By signing this Agreement, and in consideration for the Retention Award, Executive hereby acknowledges and agrees to be bound by and comply with any restrictive covenants (including, but not limited to, the confidentiality, non-competition, non-solicitation, non-disparagement and remedies provisions) set forth in any arrangement or agreement between Executive and the Company or a Subsidiary or Affiliate that contains any such restrictive covenants, including, but not limited to, the documentation governing the Executive Long-Term Incentive Plan of the Company to be approved by the Board (collectively, the “Restrictive Covenants” and such arrangements or agreements, collectively, the “Restrictive Covenants Agreements), in each case, in accordance with their terms.  Executive further acknowledges and agrees that the Company would not have entered into this Agreement and granted the Retention Award hereunder if Executive did not agree to be bound by and comply with the Restrictive Covenants.

5.            Miscellaneous.

a.            No Representations or Warranties. Neither the Company nor the Board or any of their representatives or agents has made any representations or warranties to Executive with respect to the income tax or other consequences of the transactions contemplated by this Agreement, and Executive is in no manner relying on the Company, the Board or any of their representatives or agents for an assessment of such tax or other consequences.

b.            No Employment Guarantee. Nothing in this Agreement nor in the making of the Retention Award shall confer on Executive any right to or guarantee of continued employment with the Company or any of its Subsidiaries or Affiliates or in any way limit the right of the Company or any of its Subsidiaries or Affiliates to terminate the employment of Executive at any time.

c.            Relationship with Employment. Executive’s rights and obligations under the terms of employment with the Company or a Subsidiary or Affiliate shall not be affected by this Agreement. The value of any benefit Executive realizes through the Retention Award shall not be taken into account in determining any pension or similar entitlements. Executive shall have no right to compensation or damages on account of any loss in respect of the Retention Award where this loss arises (or is claimed to arise), in whole or in part, from: (i) termination of office or employment with; or (ii) notice to terminate office or employment given by or to the Company. This exclusion of liability shall apply however termination of employment, or the giving of notice, is caused, and however compensation or damages are claimed.

d.            Clawback of Proceeds. Executive’s rights with respect to the Retention Award shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy, or any agreement or arrangement with a Executive, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

e.            Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Executive, acquire any rights hereunder in accordance with this Agreement.

f.            Data Protection. Executive consents to the collection, holding, processing and transfer of personal data by the Company and any of its Subsidiaries for all purposes connected with this Agreement, including (i) the holding and maintenance of details of the grant; (ii) the transfer of personal data to the trustee of an employee benefit trust, the Company’s registrars or brokers, or any other relevant professional advisers or service providers to the Company or any of its Subsidiaries that is or was Executive’s employer; (iii) the transfer of personal data to a prospective buyer of the Company or of any of its Subsidiaries or Affiliates or business unit that employs Executive, and the prospective buyer’s professional advisers, provided that those persons irrevocably agree to use the personal data only in connection with the proposed transaction and in accordance with the data protection principles set out in the Data Protection Act 1998 (or any successor thereto); and (iv) the transfer of personal data under Section 6.f(ii) or Section 6.f(iii) to a person who is resident in a country or territory outside the European Economic Area that may not provide equivalent statutory protections for personal data.

g.            Necessary Acts. Executive and the Company hereby agree to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

h.            Binding Effect; Applicable Law. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns, and Executive and any heir, legatee, or legal representative of Executive. This Agreement shall be interpreted under and governed by and constructed in accordance with the laws of the State of New York.

i.             Section 409A of the Code. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Code (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. For purposes of Section 409A, each installment payment provided under the Agreement shall be treated as a separate payment. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, (i) no amounts that are payable on account of Executive’s termination of employment shall be paid until Executive has incurred a “separation from service” from Executive’s employer within the meaning of Section 409A, (ii) amounts that would otherwise be payable that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or death, if earlier) and (iii) any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.

j.            Unfunded Award. The Retention Award is intended to constitute an “unfunded” plan for incentive and deferred compensation. Nothing in this Agreement shall give any Executive any right to payment in respect of the Retention Award or otherwise that is greater than those of a general unsecured creditor of the Company.

k.            Amendment; Entire Agreement. This Agreement may only be amended in writing by an agreement executed by both parties hereto. This Agreement, together with any Restrictive Covenants Agreement to which Executive is bound, contain the entire agreement of the parties regarding the subject matter contained herein and supersede any and all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, as well as the negotiations between said parties. This Agreement shall supersede and replace in its entirety the Cash Award Agreement between Executive and the Company dated as of March 15, 2023, which shall terminate in its entirety upon execution of this Agreement.

Signature Page to Follow

On behalf of,

Argo Group International Holdings, Ltd.

/s/ Jon Bayer
Name: Jon Bayer
Title: Authorized Signatory

Accepted and Agreed:

November 16, 2023
/s/ Jessica Snyder
Jessica Snyder	Date